Exhibit 8.17
THIRD AMENDMENT TO MANAGEMENT AGREEMENT
THIS THIRD AMENDMENT TO MANAGEMENT AGREEMENT effective September 1, 2001 amends that certain Management Agreement dated as of December 1, 1997, between Retama Development Corporation having an office at 1 Retama Parkway, Selma, Texas 78154 (“Owner”), Retama Partners, Ltd. having an office at 1964 South Alamo, San Antonio, Texas 78204 (“License Holder”), and Retama Entertainment Group, Inc., a Texas Limited Liability Corporation, having an office at 1 Retama Parkway, Selma, Texas 78154 (“Operator”).
The Management Agreement is hereby amended as follows:
     1. Section 4 of the Second Amendment to Management Agreement shall be deleted.
     2. Section 6.2 of the Agreement shall be deleted and replaced with the following:
     “6.2 The annual Variable Management Fee shall be in the amount of three-tenths of one percent        (.3%) of total Handle of the Racetrack in excess of $100,000,000; provided, however, that the        amount payable for the Variable Management Fee for any year shall not exceed 25% of total        Fixed Management Fees.”
All other provisions of the Management Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year above written.

OWNER:

RETAMA DEVELOPMENT CORPORATION

By:
Name:
Title:

OPERATOR:

RETAMA ENTERTAINMENT GROUP

By:
Name:
Title: